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News Release

Pebblebrook Hotel Trust Prices Public Offering of 6.50% Series C
Cumulative Redeemable Preferred Shares

Bethesda, MD, March 11, 2013 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) announced that it has priced an underwritten public offering of 3,600,000 shares of its 6.50% Series C Cumulative Redeemable Preferred Shares at a public offering price of $25.00 per share, for net proceeds of approximately $87.0 million, after deducting the underwriting discount and other estimated offering costs.

The offering is expected to close on March 18, 2013. The underwriters have a 30-day option to purchase up to an additional 400,000 shares to cover overallotments, if any. All the shares are being sold by the Company.

The Company will contribute the net proceeds from the sale of the shares to its operating partnership. The operating partnership will use the proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company's investment strategy and reducing the Company's debt.
Raymond James and Citigroup are the joint book-running managers of the offering. Baird and Stifel are acting as co-managers.

Copies of the final prospectus supplement (when available) and base prospectus relating to the shares may be obtained by calling Raymond James & Associates, Inc. toll-free at 1-800-248-8863 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 26 hotels, including 20 wholly owned hotels with a total of 4,960 guest rooms and a 49% joint venture interest in six hotels with a total of 1,733 guest rooms. The

Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, across 16 markets: Los Angeles, California; San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's expectations, but these statements are not guaranteed to occur. For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.
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Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330